Exhibit 99.2

Lexington Realty Trust PARTICIPANTS

Gabriella Reyes Lexington Realty Trust – Investor Relations

Will Eglin Lexington Realty Trust – Chief Executive Officer

Patrick Carroll Lexington Realty Trust – Chief Financial Officer

Richard Rouse Lexington Realty Trust - Vice Chairman and Chief Investments Officer

Third-Party PARTICIPANTS

Sheila McGrath Evercore ISI - Analyst

John Guinee Stifel Nicolaus - Analyst

Phil DeFelice Wells Fargo Securities - Analyst

Jean Nusensan JPMorgan - Analyst

Lexington Realty Trust PRESENTATION

Operator

Greetings and welcome to the Lexington Realty First Quarter 2015 Earnings Conference Call. (Operator Instructions). As a reminder this conference is being recorded. It is now my pleasure to turn the floor over to your host, Miss Gabriella Reyes Investor Relations. Please begin.

Gabriella Reyes - Lexington Realty Trust - IR

Hello and welcome to the Lexington Realty Trust first quarter 2015 conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on the Form 8-K. In the press release and supplemental disclosure package Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg. G requirements. If you did not see receive a copy these documents are available on Lexington's website at www.lxp.com in the Investor section. Additionally we are hosting a live webcast of today's call which you can access in the same section.

At this time we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes that expectations reflected in any forward-looking statements are based on reasonable assumptions Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release at from time to time in Lexington as filings with the SEC and include the successful consummation of any lease, acquisition, (inaudible) financing or other transaction or the final term of any such transaction. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer, Robert Roskind, Chairman, Richard Rouse, Vice Chairman and Chief Investments Officer and Patrick Carroll, Chief Financial Officer. Now, I will turn the call over to Will.

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Will Eglin - Lexington Realty Trust - CEO

Thanks, Gabby, and welcome, everyone, and thank you for joining the called to. I would like to begin by discussing our operating results and accomplishments for the quarter. For the first quarter of 2015 our company Funds from Operations were $0.26 per share. During the quarter we made an extraordinary amount of progress in the key areas of our business that affect our performance and we will discuss each of these in some detail today.

On the investment front in the first quarter we invested approximately $21.5 million in ongoing build-to-suit projects, made five acquisitions for approximately $197.3 million, placed a forward purchase under contract for $29.7 million and disposed of three office properties for approximately $35.2 million consistent with our portfolio management and capital recycling objectives. These objectives include reducing our exposure to suburban offers properties and monetizing multi tenants properties upon stabilization of occupancy and transitioning our portfolio so that more revenue is derived from long-term leases.

We are pleased to report that as of quarter-end our weighted average lease term was 12.4 years and approximately 72% of our revenue was derived from leases expiring after 2019. We also had a strong quarter of leasing executing leases totaling approximately 900,000 square feet and ending the quarter with 96.7% of our square footage leased, a 30 basis point improvement from last quarter. Renewal rents increased modestly on a GAAP basis an declined modestly on cash basis. We had two offers leases expire, which were the not renewed but announced today that the Lakewood, Colorado property has been leased with rent expected to commence in September. We also want to highlight the ongoing progress with respect to our refinancing strategy as we continue to execute on our plans to unencumber net operating income and extend our weighted average debt maturity while lowering our borrowing costs. During the quarter we retired $113.6 million of mortgage debt and unencumbered six properties with annual net operating income of $13.9 million. We placed $80.8 million of secured debt on two properties with annual net operating income of $6.3 million. As a result we extended our weighted average maturity to 7.1 years and lowered our weighted average debt cost 20 basis points to 4.3%.

Looking ahead we believe our single tenant investment pipeline continues to contain an attractive mix of purchases and build-to-suit projects and we are optimistic about our investment opportunities for the balance of 2015 and beyond. Based on transactions under contract we expect purchases to total approximately $350 million for the full year including the $197.3 million of transactions completed in the first quarter. Further we expect to fund approximately $105 million in under weight build-to-suit projects bringing the total to approximately $126 million for the year, which includes the $21.5 million, which we funded in the first quarter. In addition, we continue to see a sizable volume of opportunities and we are optimistic that our price line can continue to grow as the year progresses if we determine pricing is favorable and transactions are accretive. Cap rates on our build-to-suit and forward purchase pipeline average about 7.5% on a cash basis and 8.6% on a GAAP basis. While build-to-suits do not generate cash flow or funds from operations until construction is completed we believe this strategy can create significant value for shareholders by adding modern buildings with long-term leases to our portfolio and capturizing stabilized yields above current cap rates in the acquisition market. .

In addition, we believe the long-term leases with escalating rents that we have been adding to the portfolio are strengthening our future cash flows by extending our weighted average lease term, balancing our lease expiration schedule, reducing the average age of our portfolio and supporting our dividend growth objectives. We will continue to execute our disposition strategy and over the balance of the year we are primarily focused on realizing values in our multi tenant portfolio including See Harbor Center now under contract for more than $60 million, Transamerica Tower in Baltimore and Corporate Center at the Gardens in Palm Beach Gardens, Florida.

Secondarily we will be focused on sales in the single tenants suburban office component of our portfolio as we continue to rationalization our office footprint. Overall total disposition activity in 2015 could total $300 million to $350 million as we take advantage of market demand and pricing to meaningfully up grade our portfolio, further reduce our exposure to office properties and accelerate our transition to a company with far more revenue for long-term leases. Of this total multi tenants disposition could total $200 million to $225 million and other dispositions could total up to $100 million to $130 million.

Asset values continue to be strong and dispositions are an attractive option for us in view of our portfolio management objectives, especially as we look at monetizing certain formerly vacant or under occupied properties that we have leased to a high levels of occupancy. Such capital recycling will allow us to create liquidity to redeploy into our investment pipeline including our build-to-suit projects although this approach can have a near term dilutive impact on Funds from Operations it should result in the creation of long-term growth and value for shareholders.

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With regard to leasing we had an exceptional quarter and looking ahead there's very little lease roll over this year. We have one remaining office lease expiring in 2015 and are in discussions with most of our tenants with office leases expiring next year. We are hopeful that this will result in steady progress this year and our 2015 to 2016 single tenants office lease now represent just 4.4% of our revenue. Over all we have active lease negotiations under way on approximately 1.6 million square feet of space.

As of March 32, 2015 we had 1.9 million square feet of space which is vacant or subject to leases that expire through 2015. We believe that by the end of 2015 we can address roughly 40% of such expiring or vacant square footage primarily through dispositions and secondarily through releasing. As a result of our leasing activity and new investments, as of quarter end approximately 42% of our rental revenue for the quarter ended March 31, 2015 came from leases of ten years or longer and we are well on our way to achieve our interim goal of deriving at least half of our revenue from leases ten years or longer.

Our acquisition strategy will continue to focus on properties subject to long-term leases and when this target is achieved we expect to raise the target further and continue building a diversified portfolio of long-term net leases with stable and growing cash flow. With a weighted average lease term in our acquisition pipeline of approximately 19 years reaching these goals will back more visible as we add new assets to our portfolio. Our single tenant lease roll over through 2019 has been reduced to 27.7% of revenue from 31.2% a year-ago and we no longer have concentrated risk of lease roll over in any one year. By any measure we have made very good progress in managing down our shorter-term leases and extending our weighted average lease term which is now approximately 12.4 years on a cash basis. Each of these metrics is an important measure of cash flow stability and we will continue to be focused on further improvement.

The composition of our balance sheet continued to improve during the quarter and we have included details in our supplemental disclosure package on page 35 showing our credit metrics. With 68.4% of our NOI unencumbered we have reached our interim goal of having 65% to 70% of our assets unencumbered ahead of schedule and we have secured debt to less than 18% of gross assets. Our Company has few near-term debt maturities for the remainder of 2015 we believe approximately $86 million of secured balloon debt will leave the balance sheet in connection with dispositions and approximately $29 million of balloon maturities are expected to be refinanced with unsecured debt or retired with cash.

In addition, we will retire approximately $19 million of secured debt through regular principal amortization. In 2016 we have approximately $130 million of mortgage debt maturity at a weighted average interest rate of 5.9% representing a further opportunity to refinance in lower our borrowing costs. While we continue to unencomber but assets from time to time we may access secured financing when we believe it is advantageous to do so particularly in connection with ground sale lease back transactions or financing for a term longer than ten years is available or we can effectively monetize the remaining revenue from the assets such as in a credit tenant lease financing. In the first quarter we financed our ground investment on 45th Street in Manhattan with a mortgage loan of $29.2 million which was 95% loan-to-value. This loan has a term to maturity of ten years and a fixed interest rate of 4.1% providing substantial positive leverage for this investment. We also closed on a $51.7 million mortgage with a 13 year term to maturity and a fixed-rate of 3.5% on our FedEx facility in Long Island City which represented a loan of 100% of our acquisition costs. While we continue to unencumber assets we will finance fewer and fewer properties with mortgages but when we do so we will seek to maximize proceeds and take advantage of market opportunities when they are favorable. In Appendix A to our supplemental disclosure package we have added separate disclosure with respect to our land infrastructure and credits tenant finance group. This aspect of our portfolio includes our ground lease investments other property types where land constitutes the primary component of value and properties which have been monetized with credit tenant lease financing whereby virtually all of the rent is applied to interest and principal. These assets are financed entirely with secured debt and utilize higher leverage than in the rest of our business. Because of its unique return characteristics we believe this portfolio warrants additional disclosure. Half of our remaining secured debt is on these assets which constitute about $810 million of gross asset value.

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Turning to guidance, we raised the low end of our guidance range of company funds from operations per diluted share $0.01 per share so that the new range is $1.01 to $1.05 per share for 2015, which reflects a strong quarter and a generally more optimistic outlook. We continue to be very positive about our prospects and believe the year ahead will reflect additional progress and we remain committed to our strategy of enhancing cash flow growth and stability. Growing our portfolio in a disciplined manner with attractive long-term lease investments and maintaining a strong flexible balance sheet to allow us to act on opportunities as they arise. Now I will turn the call over to Pat who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter Lexington had gross revenues of $108.6 million comprised primarily of lease rents and tenant reimbursements. The increase compared to the first quarter of 2014 of $4.5 million relates primarily to acquisition and build-to-suit projects coming online offset in part by sales of properties. For the quarter-ended March 31st, 2015 GAAP rents were in excess of cash rents by approximately $5.5 million. On Page 21 of the supplement we have included our estimates of both cash and GAAP rents for the remainder of 2015 and 2016 for leases in place at March 31st, 2015. This disclosure does not assume any tenant releasing a vacant space or tenant lease extension on properties with scheduled lease expirations. We have also exclude on Page 21 same-store NOI data and the weighted average lease term of our portfolio as of March 31, 2015 and 2014.

Property operating expenses increased $1 million primarily due to an increase in vacancy in certain properties that were previously 100% net-leased and the impact of management of certain properties being transferred between the tenant and us. Debt satisfaction gain of $10.4 million relates primarily to the deed (inaudible) completed during the quarter ended March 31, 2015. During the first quarter of 2015 we incurred impairment charges on a property of $1.1 million and recorded gains on sales of properties of $1.7 million. On page 43 of the supplement we have disclosed selected income statement data for our consolidated but not wholly-owned properties and our joint venture investments. We also have included net noncash interest recognized in the quarter ended March 31, 2015 on page 44 of the supplement. For the quarter ended March 31, 2015 our interest coverage was approximately 3.3 times and net debt to EBITDA of approximately 6.5 times.

Now turning to the balance sheet, we believe our balance sheet is strong as we continue to increase our financial flexibility and capacity. We had $72.1 million of cash at quarter end including cash classified as restricted, restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages. At year-end we had about $2.1 billion of consolidated debt outstanding which had a weighted average interest rates of 4.3% of which 96% is at fixed rates. We have entered into the LIBOR swaps on both the $255 million outstanding on our term loan which matures in 2019 and $250 million outstanding on our term loan which matures in 2018. The current spread components on our 2019 term loan can range from 1.5% to 2.25% and is currently 1.75% and on our 2018 term loan can range from 1.1% to 2.11% and is currently 1.35%. The significant components of other assets and liabilities are included on page 44 of the supplement.

During the quarter ended March 31st, 2015 we paid approximately $1.4 million in lease costs and approximately $1.1 million in tenant improvements. For the remainder of 2015 we project to spend approximately $23 million in these costs. We have also included on page 14 of the supplement the funding projections for our current build-to-suit projects and our (inaudible) commitments along with the historical NOI recognized on build-to-suit projects that have come online. As it relates to build-to-suit projects, since we fund the construction costs and of the takeout upon completion we do not recognize interest income during the construction nor any rental revenue until the project is complete and the tenant takes occupancy. Our basis in the project upon completion is the actual cash we spent in funding plus any capitalized costs we recognized I think accordance with GAAP. We capitalized interest using our overall borrowing rate. Now I will turn the call back over to Will.

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Will Eglin - Lexington Realty Trust - CEO

Thanks, Pat. Operator, I have no further comments at this time so we are ready for you to conduct a question-and-answer portion of the call.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question is coming from Sheila McGrath of Evercore ISI, please proceed with your question.

Sheila McGrath - Evercore ISI - Analyst

Yes. Good morning. Will, your stock has been under pressure this year and it seems to be below most any of the estimates. I wonder if you could talk about strategic initiatives to attempt to improve the valuation and your thoughts on considering a share buyback.

Will Eglin - Lexington Realty Trust - CEO

Sure. You know, Sheila, if you look over a couple year period, if we look at our Company two years arguably we traded at a big premium to net asset value and today we probably trade at a discount that's comparably big. And yet during that two-year period our office portfolio, we think, has gotten much stronger. We have a weighted average lease term overall in our office portfolio of more than 7 years today and more than half of our revenue is from investment-grade tenants and many of our rents have been mark-to-market during an environment where it hasn't been so good for landlords.

So you are right to point out there's been a precipitous drop in the share price recently and we think there is a fairly sizable discount between where we trade and the private value of the Company's assets. I guess the easiest way for the shareholders to benefit from that pricing disconnect is via a share repurchase and so that is something that should be on the table for us as we look at ways to add value for shareholders. As long as we could do it in a way that's leverage neutral and fits into the context of our, you know, other funding commitments with respect to build-to-suit. I think beyond that, in spite of what I think is a vastly improved office portfolio, shareholders have been extremely concerned about it and we're going to continue to do work on the office portfolio. So far we have been shaping it with one off dispositions but it's certainly possible given the frothiness of investment sales market and the leverage that's available to private buyers that we would be more active on the disposition front and that could be a source of liquidity for share repurchases.

Sheila McGrath - Evercore ISI - Analyst

Okay. Is there a current buy back program in place or not yet?

Joseph Bonventre - Lexington Realty Trust

There's an approved plan, but it would be, you know, brought to the Board again. It hasn't been approved since, I think, 2007.

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Sheila McGrath - Evercore ISI - Analyst

Okay. Another two quick questions. In the release you mentioned in the commentary renewal discussions are under way with most of 2016 maturities. Could you just help us out there. You know, of the 2016 expirations are there any known vacancies and do you feel pretty good about the office releasing prompts at this point in 2016.

Will Eglin - Lexington Realty Trust - CEO

We do. I think the two offers leases that would be on the watch list for move outs would be Garland, Texas and Bremerton, Washington and on the industrial side we have a facility that we lease to Michelin in Michigan, but beyond that we think that tenant retention is going to be high and that the net impact of renewal rents will probably be about neutral in relation to expiring rents so. We have a period of time where we think things will stabilize with respect to retention and mark to market.

Sheila McGrath - Evercore ISI - Analyst

Okay. Last question. On Transamerica, Sea Harbor, how has the pricing and interest level been since you kind of launched that effort versus your expectations and potential timing of those sales and are those sales already in your guidance?

Will Eglin - Lexington Realty Trust - CEO

Yes. All those sales are in our guidance for the year. Sea Harbor is under contract, the cap rate there is in the low sevens so we do expect that that will close later this quarter. We have been in the market with Transamerica tower and there has been very strong investor interest, but we are not at the point of having a contract to announce. So I would, as I think about that sale that's, I would think likely a third quarter event, perhaps early in the third quarter. So those would be two significant multi-tenant disposition for us that are consistent with our strategy of leasing buildings up to stabilization and turning them into cash to put back into our single tenant business. And beyond Transamerica we would expect to put our Palm Beach Gardens, Florida property into the market for disposition as well.

Sheila McGrath - Evercore ISI - Analyst

Okay. Great. Thank you.

Operator

Thank you. Our next question is from coming John Guinee of Stifel. Please proceed with your question.

John Guinee - Stifel Nicolaus - Analyst

Just following up Sheila, which I think you may have answered question but let me get it a little more explicit. Is it safe to say you are not issuing comment at under ten bucks a share?

Will Eglin - Lexington Realty Trust - CEO

Comment is not on our radar screen.

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John Guinee - Stifel Nicolaus - Analyst

Okay. Thank you. Second, did the investors get cold feet on Transamerica (inaudible) given all the wonderful publicity Baltimore received in the last few weeks.

Will Eglin - Lexington Realty Trust - CEO

I don't think so. I think investors view of Baltimore hasn't been changed that much. (Multiple Speakers) degree of interest and no indications of retrading on valuation on that asset.

John Guinee - Stifel Nicolaus - Analyst

Okay. Just a curiosity question. Little Stone Brotherhood Venice, Florida, which is sort of a retirement community sounds like a possible cult investment. What is it?

Patrick Carroll - Lexington Realty Trust - CFO

Golf course.

John Guinee - Stifel Nicolaus - Analyst

What?

Will Eglin - Lexington Realty Trust - CEO

A golf course.

John Guinee - Stifel Nicolaus - Analyst

And why is a golf course named Little Stone Brotherhood?

Patrick Carroll - Lexington Realty Trust - CFO

That's the tenant.

John Guinee - Stifel Nicolaus - Analyst

Okay. Hey, thanks.

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Operator

Thank you. Our next question is come interesting Phil DeFelice of Wells Fargo Securities. Please proceed with your question.

Phil DeFelice - Wells Fargo Securities - Analyst

Can you provide an update for what you are seeing in the build-to-suit space as far as competition and pricing to stabilized assets?

Will Eglin - Lexington Realty Trust - CEO

We're seeing good transaction flow in the build-to-suit area, Phil. You know, there's no question that pricing is competitive and given the recent move in interest rates and changes in our own share price we have back a little bit more cautious toward making forward commitments. So the premium available in the forward market has narrowed substantially in relation to straight up acquisitions so we think it's prudent to be cautious about forwards, especially looking at forwards that might take two years to deliver.

Phil DeFelice - Wells Fargo Securities - Analyst

So the pipeline's currently close to $400 million is there a level that you feel comfortable with at this point?

Will Eglin - Lexington Realty Trust - CEO

You know, there are a couple of transactions that we might add to the portfolio from a build-to-suit standpoint, but I would not want to, you know, in the context of 2016 I would want to probably limit our funding budget to a few hundred million dollars at this point. And we'll see how this move in interest rate affects the market and how the decline in share price for all the public net-lease companies affects pricing in that segment as well.

Phil DeFelice - Wells Fargo Securities - Analyst

Okay. Thank you. And then can you talk about your lease extension during the quarter for the 300,000 square foot industrial facility in Plymouth, Indiana? It looks like the lease is tended next year. Was there a reason for this and do you anticipate (inaudible) issues that stays beyond that extension?

Will Eglin - Lexington Realty Trust - CEO

Our expectation right now is that it's more likely that Bay Valley Foods will stay longer-term, but they were not in a position to renew for longer than 18 months so our expectation is that they will want to stay in the facility and we're having continuing discussions with them.

Phil DeFelice - Wells Fargo Securities - Analyst

Okay. That makes sense. Thanks, guys.

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Operator

Thank you. Our next question is coming from Jean [Nusendan] of JPMorgan. Please proceed with your question.

Jean Nusensan - JPMorgan - Analyst

Quick question on the 155 incremental acquisitions for the year. Is any of that under contract?

Will Eglin - Lexington Realty Trust - CEO

We do. That's the Preferred freezer facility that's scheduled to close in the fourth quarter and it's on our, if you go to the supplemental we have a schedule that shows that as a forward funding commitment.

Jean Nusensan - JPMorgan - Analyst

Got it. Can you just talk about.

Patrick Carroll - Lexington Realty Trust - CFO

On page 14.

Will Eglin - Lexington Realty Trust - CEO

On page 14.

Jean Nusensan - JPMorgan - Analyst

Got it. Okay. (inaudible). Can you just talk about what component of the portfolio, in your view, is core versus non-core i.e. what you would ultimately want to sell to redeploy?

Will Eglin - Lexington Realty Trust - CEO

Well, anything that's in the multi-tenant piece we view as a source of liquidity. The strategy there is when we have an empty building it needs to be converted to multi-tenant in most cases we will lease it up to stabilization and then turn that into cash. So right now we have more than a couple hundred million dollars of real estate there that's occupancy of above 90% so that would be a logical place for us to focus. We have been selling out of the retail portfolio slowly but that's a very small component of value and we have, beyond that, an interest in continuing to shape our suburban office portfolio so it's a smaller part of our business overall and ends up being concentrated in fewer markets that are characterized by having many large corporate users in case we have vacancy.

Jean Nusensan - JPMorgan - Analyst

Got it. Final question on the acquisition (inaudible), has your focus shifted at quarters on the kind of product that you're underwriting?

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Richard Rouse - Lexington Realty Trust - Vice Chairman and Chief Investments Officer

Yes. It's certainly more oriented towards industrial. This is Dick Rouse. Certainly more oriented towards industrial but keep in mind that we do view developers as our principal clients so if a developer, that we've done business with in the past particularly, brings us an office product we're not going to just pass it up just because it's office. If it's a long-term lease to a good credit we'll certainly consider it but we certainly prefer industrial.

Jean Nusensan - JPMorgan - Analyst

Got it. Thank you.

Operator

Thank you. Our next question is a follow-up coming from John Guinee of Stifel. Please proceed with your question.

John Guinee - Stifel Nicolaus - Analyst

Yes. Richmond, Virginia who is your tenant there? Is that the (inaudible) deal?

Will Eglin - Lexington Realty Trust - CEO

No.

John Guinee - Stifel Nicolaus - Analyst

Who's the tenant in Richmond, the big office building.

Will Eglin - Lexington Realty Trust - CEO

Being built?

John Guinee - Stifel Nicolaus - Analyst

Yes.

Patrick Carroll - Lexington Realty Trust - CFO

It's Maguire Woods, the law firm.

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John Guinee - Stifel Nicolaus - Analyst

Okay. Got you. Sorry. Alright. The second question Richland, Washington, Preferred Freezer Services, Detroit, Michigan Chrysler Group. The freezer is $340 a square foot, the Chrysler Group is $156 a foot. How much of that is base building, how much of that is specialty improvements and how good is the credit on these asset nest on these tenants?

Will Eglin - Lexington Realty Trust - CEO

Well, Chrysler we view as a very good credit and recall that Preferred Freezer Services is a 20-year contract with ConAgra on that facility, John, so that the ultimate credit behind the lease is very strong.

Richard Rouse - Lexington Realty Trust - Vice Chairman and Chief Investments Officer

And I think the other thing that is about the transaction is that that freezer facility is, I believe, 110 feet tall so it's a clear heighth of a 110 feet versus your normal distribution center of let's say 30 feet. So you really need to look at the price per cubic foot as opposed to square foot.

Will Eglin - Lexington Realty Trust - CEO

And you have got 250,000 square feet that could be refrigerated do you know to 10 below so it's an expensive building, John.

John Guinee - Stifel Nicolaus - Analyst

It sure is. Alright. Thank you.

Operator

Sir, did you have any additional questions?

John Guinee - Stifel Nicolaus - Analyst

Oh, no thanks.

Operator

Thank you. At this time I would like to turn the floor back over to management for any additional or closing comments.

Will Eglin - Lexington Realty Trust - CEO

Well, thanks again to all of you for joining us this morning. We continue to be very excited about our prospects for this year and beyond and as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package please contact Gabriella Reyes or you can find additional information on the Company at our website at www.lxp.com. Thanks again.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today's teleconference. You may disconnect your lines at this time and have a wonderful day.

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